Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-225027 on Form S-8 of Berkshire Hathaway Inc. of our report dated June 18, 2026, relating to our audit of the financial statements and supplemental schedule of LiquidPower Specialty Products Inc. 401(k) and Profit Sharing Plan as of and for the year ended December 31, 2025, which appears in this Annual Report on Form 11-K of LiquidPower Specialty Products Inc. 401(k) and Profit Sharing Plan for the year ended December 31, 2025.

/s/WithumSmith+Brown, P.C.

Houston, Texas
June 18, 2026